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                                                                     EXHIBIT 3.1

                          CERTIFICATE OF DESIGNATION

                                      of

                    TRANSCONTINENTAL REALTY INVESTORS, INC.

                               setting forth the

            VOTING POWERS, DESIGNATIONS, PREFERENCES, LIMITATIONS,
                       RESTRICTIONS AND RELATIVE RIGHTS

                                      of

                SERIES B CUMULATIVE CONVERTIBLE PREFERRED STOCK


                        (Pursuant to Section 78.1955 of
                         the Nevada Revised Statutes)

                          --------------------------

     Pursuant to Section 78.1955 of the Nevada Revised Statutes ("NRS"), the undersigned, being the President and Secretary, respectively, of Transcontinental Realty Investors, Inc. (the "Corporation"), a Nevada corporation, hereby certify that (a) the following resolution was duly adopted on October 2, 2000, by the Board of Directors of the Corporation (the "Board"), for the purposes of establishing a separate series of the Corporation's authorized preferred stock, $0.01 par value ("Preferred Stock"), and fixing the relative rights and preferences of such series of Preferred Stock, and (b) such resolution has not been subsequently modified or rescinded:

     RESOLVED, that in accordance with the provisions of ARTICLE FOURTH of the Articles of Incorporation of the Corporation, a series of Preferred Stock be, and hereby is, created, and the voting powers, designations, preferences, limitations, restrictions and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, be, and hereby are, as follows:

Section 1. Designation and Amount. The shares of such series shall be designated
           ----------------------
as "Series B Cumulative Convertible Preferred Stock" (the "Series B Stock") and each share of the Series B Stock shall have a par value of $0.01 per share and a preference on liquidation as specified in Section 6 below. The number of authorized shares constituting the Series B Stock shall be 300,000. Such number of shares may be increased or decreased by the Board by filing an amendment to this Certificate of Designation, provided, however, that no decrease shall reduce the number of shares of Series B Stock to a number less than the number of shares then outstanding

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plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants.

Section 2.  Dividends and Distributions.
            ---------------------------

     (A) The holders of shares of Series B Stock shall be entitled to receive, when, as, and if declared by the Board and to the extent permitted under the NRS, out of funds legally available for the purpose and in preference to and with priority over dividends upon all Junior Securities (as defined in Section 6 below), quarterly cumulative dividends payable in arrears in cash on the tenth day following the end of each calendar quarter, unless such day is a Saturday, Sunday or holiday, in which case such dividends shall be payable on the next succeeding business day (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Stock, in an amount per share (rounded to the next highest cent) equal to 7.5% per annum of the Liquidation Value (as defined in Section 6 below), as determined immediately prior to the beginning of such calendar quarter assuming each year consists of 360 days and each quarter consists of 90 days.

     (B) Dividends shall commence accruing cumulatively on outstanding shares of the Series B Stock from the date of issuance of such shares to and including the date on which the Redemption Price (as defined in Section 9(A) below) of such shares is paid, whether or not such dividends have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of such dividends. For purposes of this
Section 2, the date on which the Corporation has issued any share of Series B Stock is its date of issuance, regardless of the number of times a transfer of such share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates that may be issued to evidence such share (whether by reason of transfer of such share or for any other reason). Dividends paid on the shares of Series B Stock in an amount less than the total amount of dividends at the time accrued and payable on such shares shall be allocated among the holders of such shares in proportion to their respective Unpaid Accrual Amounts, where for this purpose the "Unpaid Accrual Amount" of a holder of shares of Series B Stock at any time equals the total of accrued unpaid dividends on all such shares held by such holder. The Board may fix a record date for the determination of holders of shares of Series B Stock entitled to receive payment of a dividend or distribution declared thereon other than a quarterly dividend paid on the Quarterly Dividend Payment Date immediately after such dividend accrued; which record date shall be not more than 50 days prior to the date fixed for the payment thereof.

     (C) So long as any shares of the Series B Stock are outstanding, the Corporation will not make, directly or indirectly, any distribution (as such term is defined in the NRS) with respect to Junior Securities unless, on the date specified for measuring such
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distribution, (a) all accrued dividends on the Series B Stock for all past quarterly dividend periods have been paid in full and the full amount of accrued dividends for the then current quarterly dividend period has been paid or declared and a sum sufficient for the payment thereof set apart and (b) after giving effect to such distribution (i) the Corporation would not be rendered unable to pay its debts as they become due in the usual course of business and
(ii) the Corporation's total assets would not be less than the sum of its total liabilities plus the amount that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of the holders of the Series B Stock as provided in this Certificate of Designation. Dividends shall not be paid (in full or in part) or declared and set apart for payment (in full or in part) on any series of Preferred Stock (including the Series B Stock) for any dividend period unless all dividends, in the case dividends are being paid in full on the Series B Stock, or a ratable portion of all dividends (i.e., so that the amount paid on each share of each series of Preferred Stock as a percentage of total accrued and unpaid dividends for all periods with respect to each such share is equal), in the case dividends are not being paid in full on the Series B Stock, have been or are, contemporaneously, paid and declared and set apart for payment on all outstanding series of Preferred Stock (including the Series B Stock) entitled thereto for each dividend period terminating on the same or earlier date. If at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series B Stock, such payment will be distributed ratably among the then holders of Series B Stock so that an equal amount is paid with respect to each outstanding share.

Section 3.  Conversion Rights.
            -----------------

     (A) The Series B Stock may be converted at any time and from time to time in whole or in part after October 25, 2001, at the option of the holders thereof, in accordance with subsection (D) below at the Conversion Price (as defined in subsection (B) below) into fully paid and nonassessable shares of common stock, $.01 par value, of the Corporation ("Common Stock"). The number of shares of Common Stock to be issued pursuant to such conversion shall be equal to the number of shares offered for conversion multiplied by the Liquidation Value per share and divided by the Conversion Price; provided, however, that (1) as to any shares of Series B Stock which shall have been called for redemption pursuant to Section 9, the right of conversion shall terminate upon receipt by the holder of the notice of redemption from the Corporation and (2) on the earlier of (a) the commencement of any liquidation, dissolution or winding up of the Corporation by the filing of the relevant document with the Secretary of State of the State of Nevada or with a federal bankruptcy court or (b) the adoption by the stockholders of the Corporation of any resolution authorizing the commencement thereof, the right of conversion shall terminate. Notwithstanding anything to the contrary herein provided, the Corporation may elect to redeem the shares of Series B Stock sought
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to be converted, pursuant to Section 9 hereunder, instead of issuing shares of
Common Stock in replacement thereof, in accordance with the provisions of
Section 3(D) below.

     (B) For purposes of this Section 3, the term "Conversion Price" shall be and mean the amount obtained (rounded upward to the next highest cent) by multiplying (i) 0.9 by (ii) the simple average of the daily closing price of the Common Stock for the five (5) Business Days immediately prior to the date of conversion on the New York Stock Exchange or, if the Common Stock is not then being traded on the New York Stock Exchange, then on the principal stock exchange (including without limitation The Nasdaq Stock Market) on which the Common Stock is then listed or admitted to trading as determined by the Corporation ("Principal Stock Exchange") or, if the Common Stock is not then listed or admitted to trading on a Principal Stock Exchange, the average of the last reported closing bid and asked prices on such days in the over-the-counter market or, if no such prices are available, the fair market value per share of the Common Stock, as determined by the Board in its sole discretion. The Conversion Price shall not be subject to any adjustment as a result of the issuance of any additional shares of Common Stock by the Corporation for any purpose, except for stock splits (whether accomplished by stock dividends or otherwise) or reverse stock splits occurring during the five (5) Business Days referenced in the calculation of the Conversion Price. For purposes of calculating the Conversion Price, the term "Business Day" shall mean a day on which the Principal Stock Exchange is open for business or, if no such exchange, the term "Business Day" shall have the meaning given such term in Section 3(D) below.

     (C) Upon any conversion, fractional shares of Common Stock shall not be issued but any fractions shall be adjusted by the delivery of one additional share of Common Stock in lieu of any cash. Any accrued but unpaid dividends shall be convertible into shares of Common Stock as provided for in this Section. The Corporation shall pay all issue taxes, if any, incurred in respect to the issuance of Common Stock on conversions, provided, however, that the Corporation shall not be required to pay any transfer or other taxes incurred by reason of the issuance of such Common Stock in names other than those in which the Series A Stock surrendered for conversion may stand.

     (D) Any conversion of Series B Stock into Common Stock shall be made by the surrender to the Corporation, at the office of the Corporation set forth in
Section 11 hereof or at the office of the transfer agent for such shares, of the certificate or certificates representing the Series B Stock to be converted, duly endorsed or assigned (unless such endorsement or assignment be waived by the Corporation) together with a written request for conversion. The Corporation shall either (i) issue as of the date of receipt by the Corporation of such surrender shares of Common Stock calculated as provided above and evidenced by a stock certificate delivered to the holder as soon as practicable after the date of such surrender; or (ii) within two (2) Business Days (unless otherwise provided,
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"Business Day" herein shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in Dallas, Texas are authorized or obligated by law or executive order to remain closed) after the date of such surrender advise the holder of the Series B Stock that the Corporation is exercising its option to redeem the Series B Stock pursuant to Section 9, in which case the Corporation shall have sixty (60) days from the date of such surrender to pay to the holder cash in an amount equal to the Redemption Price (as defined in Section 9(A) below) for each share of Series B Stock so redeemed. The date of surrender of any Series B Stock shall be the date of receipt by the Corporation or its agent of such surrendered shares of Series B Stock.

     (E) A number of authorized shares of Common Stock sufficient to provide for the conversion of the Series B Stock outstanding upon the basis hereinbefore provided shall at all times be reserved for such conversion. If the Corporation shall propose to issue any securities or to make any change in its capital structure which would change the number of shares of Common Stock into which each share of Series B Stock shall be convertible as herein provided, the Corporation shall at the same time also make proper provision so that thereafter there shall be a sufficient number of share of Common Stock authorized and reserved for conversion of the outstanding Series B Stock on the new basis.

     (F) In case the Corporation shall propose at any time before all shares of the Series B Stock have been redeemed by the Corporation or converted into Common Stock:

         (i) to pay any dividend on the Common Stock outstanding payable in Common Stock or to make any other distribution, other than cash dividends to the holders of the Common Stock outstanding; or

         (ii) to offer for subscription to the holders of the Common Stock outstanding any additional shares of any class or any other rights or option; or

         (iii) to effect any re-classification or recapitalization of the Common Stock outstanding involving a change in the Common Stock, other than a subdivision or combination of the Common Stock outstanding; or

         (iv) to merge or consolidate with or into any other corporation (unless the Corporation is the surviving entity and holders of Common Stock continue to hold such Common Stock without modification and without receipt of any additional consideration), or to sell, lease, or convey all or substantially all its property or business, or to liquidate, dissolve or wind up;

then, in each such case, the Corporation shall mail to the holders of record of each of the shares of Series B Stock at their last known address as shown by the Corporation's records a statement, signed by an officer of the Corporation, with respect to the
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proposed action. Such statement shall be so mailed at least thirty (30) days prior to the date of the taking of such action or the record date for holders of the Common Stock for the purposes thereof, whichever is earlier. If such statement relates to any proposed action referred to in clauses (iii) or (iv) of this subsection (F), it shall set forth such facts with respect thereto as shall reasonably be necessary to inform the holders of the Series B Stock as to the effect of such action upon the conversion rights of such holders.

Section 4.  Voting Rights and Powers. The holders of shares of Series B Stock
            ------------------------
shall have only the following voting rights:

     (A) Each holder of outstanding shares of the Series B Stock shall be entitled to vote the number of votes equal to the number of shares of the Series B Stock held by such person at each meeting of the stockholders of the Corporation (or actions by written consent of the stockholders of the Corporation in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration.

     (B) The outstanding shares of the Series B Stock shall not be counted in determining the total number of outstanding shares to constitute a quorum at any meeting of the stockholders of the Corporation.

     (C) The Corporation shall not amend, alter or repeal preferences, rights, powers or other terms of the Series B Stock so as to affect adversely the Series B Stock, without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series B Stock, either at a meeting of the holders of the Series B Stock or by written consent in lieu of a meeting.

Section 5. Reacquired Shares. Any shares of Series B Stock purchased or
           -----------------
otherwise acquired by the Corporation in any manner whatsoever or surrendered for conversion shall no longer be deemed to be outstanding and all rights with respect to such shares of stock, including the right, if any, to receive notices and to vote, shall forthwith cease, except, in the case of stock surrendered for conversion hereunder, rights of the holder thereof to receive Common Stock in exchange therefor. All shares of Series B Stock obtained by the Corporation shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation, or in any other Certificates of Designations creating a series of Preferred Stock or any similar stock or as otherwise required by law.

Section 6. Liquidation, Dissolution or Winding Up. The Liquidation Value of the
           --------------------------------------
Series B Stock shall be $5.00 per share.

Upon any liquidation, dissolution or winding up of the Corporation, and after paying and providing for the payment of all creditors of the Corporation, the holders of shares of the Series B Stock then outstanding shall be entitled, before any distribution or payment is made upon the Common Stock and any other equity security of any kind, other than Preferred Stock, which the Corporation at any time has issued, issues or is authorized to issue (collectively, "Junior Securities"), to receive a liquidation preference in an amount in cash equal to the Adjusted Liquidation Value as of the date of such payment, whether such liquidation is voluntary or involuntary, and the holders of the Series B Stock shall not be entitled to any other or further distributions of the assets. If, upon any liquidation, dissolution or winding up of the affairs of the Corporation, the net assets available for distribution shall be insufficient to permit payment to the holders of all outstanding shares of all series of Preferred Stock of the amount to which they respectively shall be entitled, then the assets of the Corporation to be distributed to such holders will be distributed ratably among them based upon the amounts payable on the shares of each such series of Preferred Stock in the event of voluntary or involuntary liquidation, dissolution or winding up, as the case may be, in proportion to the full preferential amounts, together with any and all arrearages to which they are respectively entitled. Upon any such liquidation, dissolution or winding up of the Corporation, after the holders of Preferred Stock have been paid in full the amounts to which they are entitled, the remaining assets of the Corporation may be distributed to holders of Junior Securities, including Common Stock, of the Corporation. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than twenty (20) nor more than fifty (50) days prior to the payment date stated therein to each record holder of Series B Stock. Neither the consolidation nor merger of the Corporation into or with any other corporation or corporations, nor the sale or transfer by the Corporation of less than all or substantially all of its assets, nor a reduction in the capital stock of the Corporation, nor the purchase or redemption by the Corporation of any shares of its Preferred Stock or Common Stock or any other class of its stock will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 6. "Adjusted Liquidation Value" shall mean the Liquidation Value as defined in this Section 6 plus all accrued and unpaid dividends through the applicable date.

Section 7. Ranking. Except as provided in the following sentence, the Series B
           -------
Stock shall rank on a parity as to dividends and upon liquidation, dissolution or winding up with all other shares of Preferred Stock issued by the Corporation. The Corporation shall not issue any shares of Preferred Stock of any series which are superior to the Series B Stock as to dividends or rights upon liquidation, dissolution or winding up of the Corporation as long as any shares of the Series B Stock are issued and outstanding, without the prior written consent of the holders of at least a majority of such shares of Series B Stock then outstanding voting separately as a class.

Section 8.  Redemption at the Option of the Holder.
            ---------------------------------------

     (A) The shares of Series B Stock shall be redeemable for cash at the option of the holder of Series B Stock at any time after October 25, 2001 by giving written notice to the Corporation, at the office of the Corporation set forth in Section 11 hereof. The cash to be paid to the holder pursuant to such redemption shall be the Redemption Price (as defined in Section 9); provided, however, that the right of redemption shall terminate on the earlier of (i) the commencement of any liquidation, dissolution or winding up of the Corporation by the filing of the relevant documents with the Secretary of State of Nevada or with a federal bankruptcy court or (ii) the adoption by the stockholders of the Corporation of any resolution authorizing the commencement thereof.

     (B) Upon receipt of the written request for redemption, the Corporation shall provide the holder of the certificate or certificates of Series B Stock to be redeemed with: (i) the date on which the payment of cash will be available, which date shall be no later than thirty (30) days after the receipt of the written request; and (ii) the place at or the manner in which the holder of the Series B Stock to be redeemed may surrender the certificate or certificates representing the Series B Stock to be redeemed and obtain payment of the applicable Redemption Price.

Section 9.  Redemption at the Option of the Corporation
            --------------------------------------------

     (A) The Corporation shall have the right to redeem all or a portion of the Series B Stock issued and outstanding at any time and from time to time, at its option, for cash. The redemption price of the Series B Stock pursuant to this Section 9 shall be an amount per share equal to the Adjusted Liquidation Value as of the Redemption Date (the "Redemption Price").

      (B) The Corporation may redeem all or a portion of any holder's shares of Series B Stock by giving such holder not less than twenty (20) days nor more than thirty (30) days notice thereof prior to the date on which the Corporation desires such shares to be redeemed, which date shall be a Business Day (the "Redemption Date"). Such notice shall be in writing and shall be hand delivered or mailed, postage prepaid, to the holder (the "Redemption Notice"). If mailed, such notice shall be deemed to be delivered when deposited in the United States Mail, postage prepaid, addressed to the holder of shares of Series B Stock at his address as it appears on the stock transfer records of the Corporation. The Redemption Notice shall state (i) the total number of shares of Series B Stock held by such holder; (ii) the total number of shares of the holder's Series B Stock that the Corporation intends to redeem; (iii) the Redemption Date and the Redemption Price; and
   (iv) the place at which the holder(s) may obtain payment of the applicable Redemption Price upon surrender of the share certificate(s).

     (C) If fewer than all shares of the Series B Stock at any time outstanding shall be called for redemption, such shares shall be redeemed pro rata, by lot drawn or other manner deemed fair in the sole discretion of the Board of Directors to redeem one or more such shares without redeeming all such shares of Series B Stock. If a Redemption Notice shall have been so mailed, at least two (2) Business Days prior to the Redemption Date the Corporation shall provide for payment of a sum sufficient to redeem the applicable number of shares of Series B Stock subject to redemption either by (i) setting aside the sum required to be paid as the Redemption Price by the Corporation, separate and apart from its other funds, in trust for the account of the holder(s) of the shares of Series B Stock to be redeemed or (ii) depositing such sum in a bank or trust company (either located in the state where the principal executive office of the Corporation is maintained, such bank or trust company having a combined surplus of at least $20,000,000 according to its latest statement of condition, or such other bank or trust company as may be permitted by the Articles of Incorporation, or by law) as a trust fund, with irrevocable instructions and authority to the bank or trust company to give or complete the notice of redemption and to pay, on or after the Redemption Date, the applicable Redemption Price on surrender of certificates evidencing the share(s) of Series B Stock so called for redemption and, in either event, from and after the Redemption Date (a) the share(s) of Series B Stock shall be deemed to be redeemed, (b) such setting aside or deposit shall be deemed to constitute full payment for such shares(s), (c) such share(s) so redeemed shall no longer be deemed to be outstanding, (d) the holder(s) thereof shall cease to be a shareholder of the Corporation with respect to such share(s), and (e) such holder(s) shall have no rights with respect thereto except the right to receive the Redemption Price for the applicable shares. Any interest on the funds so deposited shall be paid to the Corporation. Any and all such redemption deposits shall be irrevocable except to the following extent: any funds so deposited which shall not be required for the redemption of any shares of Series B Stock because of any prior sale or purchase by the Corporation other than through the redemption process, subsequent to the date of deposit but prior to the Redemption Date, shall be repaid to the Corporation forthwith and any balance of the funds so deposited and unclaimed by the holder(s) of any shares of Series B Stock entitled thereto at the expiration of one calendar year from the Redemption Date shall be repaid to the Corporation upon its request or demand therefor, and after any such repayment of the holder(s) of the share(s) so called for redemption shall look only to the Corporation for payment of the Redemption Price thereof. All shares of Series B Stock redeemed shall be canceled and retired and no shares shall be issued in place thereof, but such shares shall be restored to the status of authorized but unissued shares of Preferred Stock.

          (D) Holders whose shares of Series B Stock have been redeemed hereunder shall surrender the certificate or certificates representing such shares, duly endorsed or assigned (unless such endorsement or assignment be waived by the Corporation), to the Corporation by mail, courier or personal delivery at the Corporation's principal executive office or other location so designated in the Redemption Notice, and upon the Redemption Date the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event fewer than all of the shares represented by such certificates are redeemed, a new certificate shall be issued representing the unredeemed shares.

Section 10. Sinking Fund. The Corporation shall not be required to maintain any
            ------------
so-called "sinking fund" for the retirement on any basis of the Series B Stock.

Section 11. Notice. Any notice or request made to the Corporation in connection
            ------
with the Series B Stock shall be given, and shall conclusively be deemed to have been given and received three (3) Business Days following deposit thereof in writing, in the U.S. mails, certified mail, return receipt requested, duly stamped and addressed to the Corporation, to the attention of its General Counsel, at its principal executive offices (which shall be deemed to be the address most recently provided to the Securities and Exchange Commission ("SEC") as its principal executive offices for so long as the Corporation is required to file reports with the SEC).

     IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by its President and its Secretary as of the 20th day of October, 2000.

                                             /s/ Karl L. Blaha
                                             -----------------------------------
                                             Karl L. Blaha, President

                                             /s/ Robert A. Waldman
                                             -----------------------------------
                                             Robert A. Waldman, Secretary

STATE OF TEXAS       (S)
                     (S)
COUNTY OF DALLAS     (S)

     This instrument was acknowledged before me on October 20, 2000 by Karl L. Blaha.

                                             /s/ Carolyn A. Stefanek
                                             -----------------------------------
                                             Notary Public, State of Texas